Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ERock, Inc.

(a Delaware corporation)

ERock, Inc., organized and existing under the laws of the State of Delaware, DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the corporation is ERock, Inc.

2. The original certificate of incorporation was filed with the Secretary of State of the State of Delaware on January 20, 2026 under the name “Enchanted Rock, Inc.”

3. The original certificate of incorporation was amended on March 16, 2026 to change the name of the corporation to “ERock, Inc.”

4. This Amended and Restated Certificate of Incorporation (as the same may be amended and/or restated from time to time, the “Certificate of Incorporation”), which restates, integrates and amends the certificate of incorporation of the corporation as heretofore in effect, has been adopted by the corporation in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware (as the same exists or may hereafter be amended from time to time, the “DGCL”) and has been adopted by the consent of the stockholders of the corporation in accordance with Section 228 of the DGCL.

5. The text of the certificate of incorporation of the corporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I

NAME

The name of the corporation is ERock, Inc. (the “Corporation”).

ARTICLE II

AGENT

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

STOCK

Section 4.1 Authorized Stock. The total number of shares that the Corporation shall have authority to issue is 1,170,000,000 shares, which shall be divided into three classes, consisting of 800,000,000 shares of Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”), 350,000,000 shares of Class B Common Stock, par value $0.01 per share (the “Class B Common Stock” and together with the Class A Common Stock, the “Common Stock”), and 20,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”).

Section 4.2 Common Stock.

(a) Voting Rights. Except as otherwise expressly provided herein or as required by the DGCL, the holders of shares of Class A Common Stock and Class B Common Stock shall vote together as one class on all matters (including the election of directors) submitted to a vote of the stockholders of the Corporation. Except as otherwise expressly provided herein or required by the DGCL, each holder of shares of Class A Common Stock shall be entitled to one vote for each share of Class A Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote and each holder of shares of Class B Common Stock shall be entitled to one vote for each share of Class B Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation, including any certificate of designations relating to any series of Preferred Stock (each hereinafter referred to as a “Preferred Stock Designation”), that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Preferred Stock Designation) or the DGCL. The holders of shares of Common Stock shall not have cumulative voting rights.

(b) Dividends. Subject to the rights of the holders of any outstanding series of Preferred Stock, the holders of shares of Class A Common Stock shall be entitled to receive any dividends to the extent permitted by law when, as and if declared by the board of directors of the Corporation (the “Board of Directors”). Except as otherwise provided under this Certificate of Incorporation, dividends shall not be declared or paid in respect of any shares of Class B Common Stock.

(c) Liquidation. Upon the dissolution, liquidation or winding up of the Corporation, subject to the rights of the holders of any outstanding series of Preferred Stock, the holders of shares of Class A Common Stock shall be entitled to receive the assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them. Holders of shares of Class B Common Stock, as such, shall not be entitled to receive any assets upon the dissolution, liquidation or winding up of the Corporation.

Section 4.3 Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. Subject to limitations prescribed by law and the provisions of this Article IV (including any Preferred Stock Designation), the Board of Directors is hereby authorized to provide by resolution for, and to cause the filing of, a Preferred Stock Designation for the issuance of the shares of Preferred Stock in one or more series, and to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers (including voting powers, full, limited or no voting powers), preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions, if any, of the shares of each such series.

Section 4.4 No Class Vote on Changes in Authorized Number of Shares of Stock. Subject to the rights of the holders of any outstanding series of Preferred Stock, the number of authorized shares of Class A Common Stock, Class B Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) without a separate class vote of the holders of Class A Common Stock, Class B Common Stock or Preferred Stock, respectively, irrespective of the provisions of Section 242(b)(2) of the DGCL.

Section 4.5 No Redemption; Cancellation. The Common Stock is not redeemable. For each Class B Unit (as defined below) (other than a Class B Unit issued upon conversion of a Class M Unit of ER Holdings (as defined below)) exchanged by the Class B Unit Holder (as defined below) for a share of Class A Common Stock (or, at the Corporation’s election in its sole discretion, payment of the cash equivalent in respect thereof) on and subject to the terms and conditions contemplated by the Amended and Restated Limited Liability Company Agreement of Enchanted Rock Holdings, LLC (as the same may be amended, modified, supplemented and/or restated from time to time, the “LLC Agreement”), one share of Class B Common Stock held by such Class B Unit Holder shall automatically and without further action on the part of the Corporation or any Class B Unit Holder be transferred to the Corporation for no consideration and shall be retired and restored to the status of an authorized but unissued share of Class B Common Stock of the Corporation.

Section 4.6 No Preemptive, Subscription or Conversion Rights. No holder of shares of Common Stock, solely by virtue of such holder’s status as such, shall be entitled to preemptive, subscription or conversion rights.

Section 4.7 Exchange.

(a) Enchanted Rock Holdings, LLC (“ER Holdings”) has issued units designated as “Class A Units” (each, a “Class A Unit”) and “Class B Units” (each, a “Class B Unit”) pursuant to the terms and subject to the conditions of the LLC Agreement. Each holder of Class B Units (including, for the avoidance of doubt, any permitted transferee of a Class B Unit in accordance with the terms of the LLC Agreement) is referred to herein as a “Class B Unit Holder.”

(b) Pursuant to and subject to the terms of the LLC Agreement, each Class B Unit Holder has the right to surrender a Class B Unit to ER Holdings, together with the surrender of one share of Class B Common Stock held by such Class B Unit Holder to the Corporation, in exchange for the issuance of one fully paid and nonassessable share of Class A Common Stock (or, at the Corporation’s election in its sole discretion, payment of the cash equivalent in respect thereof) on and subject to the terms and conditions set forth herein, including Section 4.5 above, and in the LLC Agreement.

Section 4.8 Retirement of Class B Common Stock. If any outstanding share of Class B Common Stock shall cease to be held by a Class B Unit Holder holding an equal number of Class B Units, then such number of shares of Class B Common Stock for which the Class B Unit Holder does not hold an equal number of Class B Units shall automatically and without further action on the part of the Corporation or any Class B Unit Holder be transferred to the Corporation for no consideration and upon such transfer shall be automatically retired and restored to the status of an authorized but unissued share of Class B Common Stock of the Corporation.

Section 4.9 Further Issuances of Class B Common Stock. No shares of Class B Common Stock shall be issued at any time after the completion of the Corporation’s initial public offering, except (a) to one or more new or existing members of ER Holdings to whom Class B Units are also issued to maintain a one-to-one ratio between the number of Class B Units and the number of shares of Class B Common Stock held by such member of ER Holdings, (b) to a Class B Unit Holder in a number necessary to maintain a one-to-one ratio between the number of Class B Units and the number of shares of Class B Common Stock held by such Class B Unit Holder or (c) for the issuance of shares of Class B Common Stock in connection with a stock split, reclassification, subdivision, combination or similar transaction that affects proportionately all outstanding shares of Common Stock and is in accordance with the provisions of this Certificate of Incorporation.

Section 4.10 Reservation of Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the exchange(s) of Class B Units, such number of shares of Class A Common Stock as will from time to time be sufficient to effect the exchange(s) of all outstanding Class B Units for shares of Class A Common Stock.

Section 4.11 Protective Provisions. So long as any shares of Class B Common Stock remain outstanding, the Corporation shall not, whether by merger, consolidation, conversion or otherwise, amend, alter, repeal or waive Sections 4.7 through 4.12 of this Article IV (or adopt any provision inconsistent therewith), without first obtaining the approval of the holders of a majority of the then-outstanding shares of Class B Common Stock, voting as a separate class, in addition to any other vote required by the DGCL, this Certificate of Incorporation or the bylaws of the Corporation (as the same may be amended and/or restated from time to time, the “Bylaws”).

Section 4.12 Reclassifications, Mergers and Other Transactions.

(a) If the Corporation in any manner subdivides, combines or reclassifies the outstanding shares of Class A Common Stock or Class B Common Stock, the outstanding shares of the other such class shall, concurrently therewith, be subdivided, combined or reclassified in the same proportion and manner such that the same proportionate equity ownership between the holders of outstanding Class A Common Stock and Class B Common Stock on the record date for such subdivision, combination or reclassification is preserved, unless different treatment of the shares of each such class is approved by (i) the holders of a majority of the outstanding Class A Common Stock and (ii) the holders of a majority of the outstanding Class B Common Stock, each of (i) and (ii) voting as separate classes. In the event of any such subdivision, combination or reclassification, the Corporation shall, concurrently therewith, cause ER Holdings to make corresponding changes to the Class A Units and Class B Units to give effect to such subdivision, combination or reclassification.

(b) Maintenance.

(i) The Corporation shall undertake all actions, including, without limitation, a reclassification, dividend, subdivision, combination or recapitalization, with respect to the shares of Class A Common Stock necessary to maintain at all times a one-to-one ratio between the number of Class A Units owned by the Corporation and the number of outstanding shares of Class A Common Stock, disregarding, for purposes of maintaining the one-to-one ratio, (A) shares of Class A Common Stock issued pursuant to any equity incentive plan adopted by the Corporation from time to time, that have not vested thereunder, (B) treasury stock and (C) shares of Class A Common Stock that relate to Preferred Stock or other debt or equity securities (including, without limitation, warrants, options and rights) issued by the Corporation that are convertible into or exercisable or exchangeable for Class A Common Stock. The shares of Class A Common Stock referred to in clauses (A) through (C) of the foregoing sentence are referred to herein as the “Excluded Class A Common Stock.”

(ii) The Corporation shall undertake all actions, including, without limitation, a reclassification, dividend, subdivision, combination or recapitalization, with respect to the shares of Class B Common Stock necessary to maintain at all times a one-to-one ratio between the number of Class B Units owned by all Class B Unit Holders and the number of outstanding shares of Class B Common Stock owned by all holders of Class B Common Stock; provided, however, that in connection with the conversion of Class M Units into Class B Units pursuant to the LLC Agreement, (A) no issuance of Class B Common Stock shall be required solely as a result of such conversion and (B) such Class B Units shall be disregarded for purposes of calculating the one-to-one ratio under this Section 4.12(b)(ii).

(iii) The Corporation shall not issue, transfer, dispose from its treasury, or repurchase shares of Class A Common Stock unless in connection with any such issuance, transfer, disposition or repurchase the Corporation takes or authorizes all requisite action such that, after giving effect to such issuance, transfer, disposition or repurchase, the number of Class A Units owned by the Corporation will equal on a one-for-one basis the number of outstanding shares of Class A Common Stock, disregarding, for purposes of maintaining the one-to-one ratio, the Excluded Class A Common Stock.

(iv) The Corporation shall not consolidate, merge, combine, convert or consummate any other transaction in which shares of Class A Common Stock are exchanged for or converted into other stock or securities, or the right to receive cash and/or any other property, unless in connection with any such consolidation, merger, combination, conversion or other transaction, each share of Class B Common Stock, together with one Class B Unit, shall be entitled to be exchanged for or converted into the same kind and amount of stock or securities, cash and/or any other property, as the case may be, that the Class B Unit Holder would have been entitled to receive had such share of Class B Common Stock, together with one Class B Unit, been exchanged into Class A Common Stock pursuant to the LLC Agreement immediately before such consolidation, merger, combination or other transaction (assuming for purposes of this determination that the Class B Unit Holder was entitled to make such exchange); provided that the foregoing provisions of this Section 4.12(b) shall not apply to any action or transaction (including any consolidation, merger or combination) approved by (i) the holders of a majority of the outstanding Class A Common Stock and (ii) the holders of a majority of the outstanding Class B Common Stock, each of (i) and (ii) voting as separate classes.

ARTICLE V

BOARD OF DIRECTORS

Section 5.1 Number. Except as otherwise provided for or fixed pursuant to the provisions of Article IV hereof (including any Preferred Stock Designation), the Board of Directors shall consist of not fewer than three nor more than 15 directors, the exact number to be determined from time to time solely by resolution adopted by the affirmative vote of a majority of the total number of directors then authorized.

Section 5.2 Classification; Vacancies and Newly Created Directorships; Removal.

(a) Except as may be otherwise provided with respect to directors elected by the separate vote of the holders of one or more series of Preferred Stock provided for or fixed pursuant to the provisions of Article IV hereof (including any Preferred Stock Designation) (the “Preferred Stock Directors”), the Board of Directors shall be divided into three classes, designated Class I, Class II and Class III. Class I directors shall initially serve until the first annual meeting of stockholders following the initial effectiveness of this Section 5.2; Class II directors shall initially serve until the second annual meeting of stockholders following the initial effectiveness of this Section 5.2; and Class III directors shall initially serve until the third annual meeting of stockholders following the initial effectiveness of this Section 5.2. Commencing with the first annual meeting of stockholders following the initial effectiveness of this Section 5.2, directors of each class the term of which shall then expire shall be elected to hold office for a three-year term and until the election and qualification of their respective successors in office. The Board of Directors is authorized to assign members of the Board of Directors already in office to Class I, Class II or Class III, with such assignment becoming effective as of the initial effectiveness of this Section 5.2.

(b) Subject to the rights of the holders of any outstanding series of Preferred Stock, and unless otherwise required by law, newly created directorships resulting from any increase in the authorized number of directors and any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, or by the sole remaining director. Any director so chosen shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall have been duly elected and qualified. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

(c) Any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of at least 662/3% of the voting power of the stock outstanding and entitled to vote thereon.

(d) During any period when the holders of any series of Preferred Stock have the right to elect additional directors as provided for or fixed pursuant to the provisions of Article IV hereof (including any Preferred Stock Designation), and upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such number of directors that the holders of any series of Preferred Stock have a right to elect, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions; and (ii) each Preferred Stock Director shall serve until such Preferred Stock Director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, disqualification, resignation or removal. Except as otherwise provided for or fixed pursuant to the provisions of Article IV hereof (including any Preferred Stock Designation), whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to said provisions, the terms of office of all Preferred Stock Directors elected by the holders of such Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such Preferred Stock Director shall cease to be qualified as a director and shall cease to be a director) and the total authorized number of directors of the Corporation shall be automatically reduced accordingly.

Section 5.3 Powers. Except as otherwise required by the DGCL or as provided in this Certificate of Incorporation (including any Preferred Stock Designation), the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

Section 5.4 Election; Annual Meeting of Stockholders.

(a) Written Ballot Not Required. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

(b) Notice. Advance notice of nominations for the election of directors, and of business other than nominations, to be proposed by stockholders for consideration at a meeting of stockholders of the Corporation shall be given in the manner and to the extent provided in or contemplated by the Bylaws.

(c) Annual Meeting. Any annual meeting of stockholders, for the election of directors and for the transaction of such other business as may properly come before the meeting, shall be held at such place, if any, either within or without the State of Delaware, on such date, and at such time as the Board of Directors shall fix. The Board of Directors may postpone, reschedule or cancel any annual meeting of stockholders previously scheduled by the Board of Directors.

ARTICLE VI

STOCKHOLDER ACTION

Subject to the rights of holders of any series of Preferred Stock with respect to such series of Preferred Stock, no action that is required or permitted to be taken by the stockholders of the Corporation may be effected by consent of stockholders in lieu of a meeting of stockholders.

ARTICLE VII

SPECIAL MEETINGS OF STOCKHOLDERS

Except as otherwise required by law, and subject to the rights of holders of any series of Preferred Stock with respect to such series of Preferred Stock, a special meeting of the stockholders of the Corporation may be called at any time only by the Board of Directors, the Chairperson of the Board of Directors or the Chief Executive Officer of the Corporation, and may not be called by any other person or persons. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting by or at the direction of the Board of Directors.

ARTICLE VIII

EXISTENCE

The Corporation shall have perpetual existence.

ARTICLE IX

AMENDMENT

Section 9.1 Amendment of the Certificate of Incorporation. The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by the laws of the State of Delaware, and all powers, preferences and rights of any nature conferred upon stockholders, directors or any other persons by and pursuant to this Certificate of Incorporation (including any Preferred Stock Designation) in its present form or as hereafter amended are granted subject to this reservation; provided, however, that except as otherwise provided in this Certificate of Incorporation (including any provision of a Preferred Stock Designation that provides for a greater or lesser vote) and in addition to any other vote required by law, the affirmative vote of at least 662/3% of the voting power of the stock outstanding and entitled to vote thereon, voting together as a single class, shall be required to adopt, amend or repeal, or adopt any provision inconsistent with, Article V, Article VI, Article VII, Article IX, Article X, Article XI and Article XII of this Certificate of Incorporation. For the avoidance of doubt, but subject to the rights of the holders of any outstanding Preferred Stock, Section 242(d) of the DGCL shall apply to amendments to the Certificate of Incorporation.

Section 9.2 Amendment of the Bylaws. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation. Except as otherwise provided in this Certificate of Incorporation (including the terms of any Preferred Stock Designation that require an additional vote) or the Bylaws of the Corporation, the affirmative vote of at least 662/3% of the voting power of the stock outstanding and entitled to vote thereon, voting together as a single class, shall be required for the stockholders to adopt, amend or repeal any provision of the Bylaws of the Corporation.

ARTICLE X

LIABILITY OF DIRECTORS AND OFFICERS

Section 10.1 No Personal Liability. To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable.

Section 10.2 Amendment or Repeal. Any amendment, repeal or elimination of this Article X, or the adoption of any provision inconsistent with this Article X, shall not affect its application with respect to an act or omission by a director occurring before such amendment, adoption, repeal or elimination. If the DGCL hereafter is amended to eliminate or limit the liability of a director or officer, then a director or officer of the Corporation, as applicable, in addition to the circumstances in which a director or officer is not personally liable as set forth in the preceding sentence, shall not be liable to the fullest extent permitted by the DGCL, as so amended.

ARTICLE XI

FORUM FOR ADJUDICATION OF DISPUTES

Section 11.1 Forum. Unless the Corporation, in writing, selects or consents to the selection of an alternative forum: (A) (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, this Certificate of Incorporation or the Bylaws (as either may be amended or restated) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware shall, to the fullest extent permitted by law, be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware; and (B) the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Notwithstanding anything herein to the contrary, and for the avoidance of doubt, this Article shall not apply to claims seeking to enforce a duty or liability created by the Exchange Act. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XI.

Section 11.2 Enforceability. If any provision of this Article XI shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Article XI (including, without limitation, each portion of any sentence of this Article XI containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities or circumstances shall not in any way be affected or impaired thereby.

ARTICLE XII

CERTAIN STOCKHOLDER RELATIONSHIPS

Section 12.1 General. In recognition and anticipation that members of the Board of Directors who are not employees of the Corporation (“Non-Employee Directors”) and their respective Affiliates (such Persons (as defined below) being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article XII are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any of the Identified Persons and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.

Section 12.2 Renunciation of Certain Corporate Opportunities; No Duty to Refrain. Subject to Section 12.3 below, to the fullest extent permitted by law, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for any Identified Person and the Corporation or any of its Affiliates. Subject to Section 12.3 below, to the fullest extent permitted by law, none of the Identified Persons shall have any duty to refrain from directly or indirectly (i) engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage or (ii) otherwise competing with the Corporation or any of its Affiliates, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. Subject to Section 12.3 below, in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, herself or himself and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person.

Section 12.3 Corporate Opportunities Offered in Capacity as a Director of the Corporation. The Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director if such opportunity is expressly offered to such Non-Employee Director solely in his or her capacity as a director of the Corporation and the provisions of Section 12.2 of this Article XII shall not apply to any such corporate opportunity.

Section 12.4 Opportunities Not Deemed Corporate Opportunities. In addition to and notwithstanding the foregoing provisions of this Article XII, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (a) the Corporation is neither financially or legally able, nor contractually permitted, to undertake, (b) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (c) is one in which the Corporation has no interest or reasonable expectancy.

Section 12.5 Definitions. For purposes of this Article XII, (a) “Affiliate” means, (i) in respect of a Non-Employee Director, any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Corporation and any entity that is controlled by the Corporation) and (ii) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation; and (b) “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.

Section 12.6 Notice and Consent. To the fullest extent permitted by law, any Person purchasing or otherwise acquiring or holding any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article XII.

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This Amended and Restated Certificate of Incorporation shall become effective upon filing.

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IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of the Corporation on this 9th day of June, 2026.

ERock, Inc.

By:	/s/ John Carrington
Name: John Carrington
Title: Chief Executive Officer

SIGNATURE PAGE TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION